Exhibit (a)(2)(lxvii)

[Letterhead of Merrill Lynch Capital Markets España, S.A., S.V.]

Board of Directors
Endesa, S.A.

Ribera del Loira 60

Madrid 28042

26 March 2007

Members of the Board of Directors:

You have requested our opinion as to the adequacy, from a financial point of view, of the Consideration (as defined below) proposed to be paid to the holders of the ordinary shares, nominal value €1.20 each (the “Endesa Ordinary Shares”), of Endesa S.A. (“Endesa” or the “Company”), including holders of American Depositary Shares representing Endesa Ordinary Shares (the “Endesa ADSs” and together with the Endesa Ordinary Shares, the “Endesa Securities”), pursuant to the terms and conditions of the offer made by E.ON Zwölfte Verwaltungs GmbH, a wholly owned subsidiary of E.ON A.G. (“E.ON”), to purchase all of the outstanding Endesa Securities, as set forth in the Folleto filed by E.ON with the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”) on October 3, 2006 and as amended on February 2, 2007 and March 26, 2007 (the “Offer”). The consideration proposed to be paid pursuant to the Offer consists of €40.00 in cash for each outstanding Endesa Security (the “Consideration”).

In arriving at the opinion set out below, we have, among other things:

1.               Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

2.               Reviewed certain information furnished to us by the Company, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company;

3.               Conducted discussions with members of management of the Company concerning the matters described in clauses 1 and 2 above;

4.               Reviewed the market prices and valuation multiples for the Endesa Securities and compared them with those of certain publicly traded companies that we deemed to be relevant;

5.               Compared the proposed financial terms of the Offer with the financial terms of certain other transactions that we deemed to be relevant and

6.               Reviewed such other financial studies and analyses and taken into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company nor have we evaluated the solvency or fair value of the Company under any laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that it has been reasonably prepared and reflects the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as at the date of this letter. We are not expressing any opinion as to the prices at which the Endesa Securities will trade following the delivery of the opinion or consummation of the Offer.

We have acted as financial advisor to Endesa in connection with its consideration of the Offer pursuant to our engagement by the Company. We expect to receive fees for our services in connection with our engagement, a portion of which is dependent on the outcome of the Offer and certain other contingencies, and Endesa has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We have, in the past, provided financial advisory and financing services to the Company, E.ON, Acciona, S.A., Enel SpA and/or their respective affiliates and may continue to do so in services unrelated to the Offer and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Endesa Securities and other securities of the Company, as well as the securities of E.ON, Acciona, S.A., Enel SpA, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Offer and shall not be used for any other purpose. This opinion shall not, in whole or in part, be disclosed, reproduced, disseminated, quoted, summarised or referred to at any time, in any manner or for any purpose, nor shall any public references to Merrill Lynch Capital Markets España, S.A., S.V. or any of its affiliates be made by the Company or any of its affiliates, without the prior consent of Merrill Lynch Capital Markets España, S.A., S.V., except that (i) a complete copy of this letter may be included in any communication to the shareholders of the Company, including any Solicitation/Recommendation Statement on Schedule 14D-9 required to be filed by Endesa with the U.S. Securities and Exchange Commission and any Article 20 Recommendation Statement required to be filed with the CNMV in Spain, in each case with respect to the Offer, and (ii) references to our opinion, which are not a complete copy of this letter, may also be included in any communication sent to shareholders of the Company in connection with the Offer, subject to our prior approval, which shall not be unreasonably denied or withheld.

This opinion is not intended to be relied upon or confer any rights or remedies upon any employee, creditor, shareholder or other equity holder of the Company, E.ON or any other party. Our opinion does not address the merits of the underlying decision by the Company to recommend the Offer and does not constitute a recommendation to any shareholder as to whether such shareholder should accept the Offer.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the Endesa Securities.

Yours faithfully,

MERRILL LYNCH CAPITAL MARKETS ESPAÑA, S.A., S.V.